UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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SAILPOINT TECHNOLOGIES HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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September 27, 2018

To Our Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of SailPoint Technologies Holdings, Inc. (“SailPoint”) at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on November 6, 2018, at 2:00 p.m. Central Time.

The matters expected to be acted upon at the meeting are described in the accompanying Notice of Annual Meeting of Stockholders and proxy statement. You are entitled to vote at the Annual Meeting and any adjournments, continuations or postponements of the Annual Meeting only if you were a stockholder as of the close of business on September 10, 2018.

Thank you for being a SailPoint stockholder. We look forward to seeing you at the Annual Meeting.

Sincerely,

Mark McClain

Chief Executive Officer and Director

Your vote is important. Please cast your vote as soon as possible over the Internet, by telephone, or by completing and returning a proxy card if you have requested and received a paper copy of proxy materials by mail so that your shares are represented at the Annual Meeting. Your vote will mean that you are represented at the Annual Meeting regardless of whether or not you attend in person. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

11305 FOUR POINTS DRIVE, BUILDING 2, SUITE 100

AUSTIN, TEXAS 78726

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2018 Annual Meeting of Stockholders of SailPoint Technologies Holdings, Inc. will be held at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on November 6, 2018, at 2:00 p.m. Central Time, to consider and vote upon the following proposals:

1.	To elect two Class I directors to hold office until the 2021 annual meeting of stockholders or until their successors are duly elected and qualified;

2.

To ratify the selection by the Audit Committee of our Board of Directors of Grant Thornton LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and

3.	Such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

Beginning on or about September 27, 2018, we will send to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) with instructions on how to access our proxy materials over the Internet and how to vote. The Notice also provides instructions on how to obtain paper copies if preferred.

Only stockholders of record at the close of business on September 10, 2018 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof.

By Order of the Board of Directors,

Christopher G. Schmitt

Secretary

Austin, Texas

September 27, 2018

Your vote is important. Whether or not you expect to attend the meeting, please vote over the Internet, by telephone, or by completing and promptly returning a proxy card if you have requested a paper copy of proxy materials by mail so that your shares may be represented at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON NOVEMBER 6, 2018: THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT WWW.PROXYDOCS.COM/SAIL.

i

SAILPOINT TECHNOLOGIES HOLDINGS, INC.

11305 FOUR POINTS DRIVE, BUILDING 2, SUITE 100

AUSTIN, TEXAS 78726

PROXY STATEMENT FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 6, 2018

THE MEETING

The Board of Directors (the “Board”) of SailPoint Technologies Holdings, Inc., a Delaware corporation (“SailPoint,” the “Company” or “we”), is soliciting proxies for use at the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the offices of Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746, on November 6, 2018, at 2:00 p.m. Central Time. The Notice of Internet Availability of Proxy Materials was first furnished to stockholders on or about September 27, 2018. Electronic copies of this Proxy Statement and the Annual Report for the year ended December 31, 2017 are available at www.proxydocs.com/SAIL.

Voting Rights, Quorum and Required Vote

Only holders of record of our common stock at the close of business on September 10, 2018 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, we had 87,724,629 shares of common stock outstanding and entitled to vote. Holders of our common stock are entitled to one vote for each share held as of the Record Date. A quorum is required for our stockholders to conduct business at the Annual Meeting. The holders of a majority of the outstanding voting power of all shares of our common stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and “broker non-votes” (described below) will be counted in determining whether there is a quorum.

For Proposal No. 1 – Election of Directors, directors will be elected by a plurality of the votes of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote in the election of directors, which means that the two nominees receiving the highest number of “for” votes will be elected. Withheld votes and broker non-votes will have no effect on Proposal No. 1.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm requires the affirmative vote of the majority of voting power of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereon. Abstentions will count the same as votes against Proposal No. 2.

Voting Your Shares

If you are a registered holder of our common stock, meaning that you hold our common stock directly (not through a bank, broker or other nominee), you may vote in person at the Annual Meeting, by telephone or electronically through the Internet by following the instructions included on your Notice of Internet Availability of Proxy Materials or proxy card, or by completing, dating, signing and promptly returning your proxy card. All signed, returned proxies that are not revoked will be voted in accordance with the instructions contained thereon. Signed proxies that give no instructions as to how they should be voted on a particular proposal at the Annual Meeting will be counted as votes “for” such proposal, or in the case of the election of the Class I directors, as a vote “for” the election of each of the nominees presented by the Board.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of those shares held in “street name.” You may be able to vote by telephone or electronically through the Internet (i.e., if those options are made available to you by your bank, broker or other nominee) in accordance with the voting instructions provided by that nominee. You may also vote by completing, dating, signing and promptly returning the voting instruction form sent by that nominee. You must obtain a legal proxy from the nominee that holds your shares if you wish to vote in person at the Annual Meeting. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (“NYSE”) rules grant your broker discretionary authority to vote on “routine” proposals. Where a proposal is not “routine,” a broker who has received no instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal, and the unvoted shares are referred to as “broker non-votes.” For the Annual Meeting, Proposal No. 1 is not considered a “routine” proposal, and therefore, brokers cannot exercise discretionary authority regarding this proposal for beneficial owners who have not returned voting instructions. Proposal No. 2 is considered a “routine” proposal, and therefore, brokers can exercise discretionary authority regarding this proposal for beneficial owners who have not returned voting instructions.

In the event that sufficient votes in favor of the proposals are not received by the date of the Annual Meeting, the Chairman of the Annual Meeting may adjourn the Annual Meeting to permit further solicitations of proxies.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting via the telephone or Internet should understand that there may be costs associated with telephonic or electronic access, such as usage charges from telephone companies and Internet access providers, which must be borne by the stockholder.

Expenses of Solicitation

The expenses of any solicitation of proxies to be voted at the Annual Meeting will be paid by the Company. Following the original distribution of the proxies and other soliciting materials, the Company and its directors, officers and employees (for no additional compensation) may also solicit proxies in person, by telephone or e-mail. Following the original distribution of the proxies and other soliciting materials, the Company will request that banks, brokers and other nominees forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. We will reimburse banks, brokers and other nominees for reasonable charges and expenses incurred in forwarding soliciting materials to their clients.

Revocability of Proxies

Any person who validly submits a proxy has the power to revoke it prior to the Annual Meeting or at the Annual Meeting prior to the vote. A proxy may be revoked by a writing delivered to the Company stating that the proxy is revoked, by a subsequent proxy that is submitted via telephone or Internet no later than 11:59 p.m. Eastern Time on November 5, 2018, by a subsequent proxy that is signed by the person who signed the earlier proxy and is delivered before or at the Annual Meeting, or by attendance at the Annual Meeting and voting in person. If you are a beneficial owner and wish to change any of your previously provided voting instructions, you must contact your bank, broker or other nominee directly.

Electronic Delivery of Proxy Materials to Stockholders

Beginning on or about September 27, 2018, we mailed or e-mailed to our stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you received such Notice and would prefer to receive paper copies of the proxy materials, or if you received paper copies of the proxy materials and would prefer to receive a notice for future annual meetings, you may notify us by telephone, e-mail or mail at the telephone number, e-mail address and mailing address provided above.

Delivery of Documents to Stockholders Sharing an Address

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•

Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single set of proxy materials, you may contact Mediant by telephone at 1-866-648-8133, by Internet at www.investorelections.com/SAIL; or by email at paper@investorelections.com.

•

Beneficial Stockholders. If your shares are not registered in your own name, the bank, broker or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of proxy materials if there are other SailPoint stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

If you consent to the delivery of a single notice or single set of proxy materials but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Mediant or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Mediant by telephone at 1-866-648-8133, by Internet at www.investorelections.com/SAIL; or by email at paper@investorelections.com.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

The Board is presently comprised of six members, who are divided into three classes, designated as Class I, Class II and Class III. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term. Class I directors consist of Seth Boro, Mark McClain and Kenneth (Chip) J. Virnig, II; Class II directors consist of James M. Pflaging; and Class III directors consist of William G. Bock and Michael J. Sullivan. Additionally, Marcel Bernard served as our Chairman of the Board and a Class II director until his resignation in September 2018.

Class I directors standing for re-election at the Annual Meeting are Messrs. McClain and Virnig. Class II directors will stand for re-election at the 2019 annual meeting of stockholders, and Class III directors will stand for re-election at the 2020 annual meeting of stockholders.

Each of the nominees for election to Class I is currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve for three years and until his successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Each of the nominees has indicated his willingness to serve as a member of the Board, if re-elected. If any of the nominees is unable to serve or will not serve (a contingency which the Board does not expect to occur), the proxies will be voted for a substitute nominee chosen by the Board. In the alternative, the stockholders may vote for just the remaining nominees, leaving a vacancy that may be filled at a later date by the Board, or the Board may reduce the size of the Board. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the two nominees named in this Proxy Statement.

The names of the nominees for election as Class I directors at the Annual Meeting and of the incumbent Class II and Class III directors, and certain information about them, including their ages as of the Record Date, are included below.

Director Nominees	Class	Age	Position	Year Appointed	Term Expiration	Expiration of Term for which Nominated
Mark McClain	I	56	Chief Executive Officer and Director	2017	2018	2021
Kenneth (Chip) Virnig, II (1)(2)(3)	I	34	Director	2017	2018	2021
Continuing Directors
James M. Pflaging (3)(4)(5)	II	56	Director	2017	2019	—
William G. Bock (6)	III	67	Chairman of the Board	2017	2020	—
Michael J. Sullivan (2)(7)	III	53	Director	2017	2020	—

(1)	Member of the Compensation Committee.
(2)	Member of the Cybersecurity Committee.
(3)	Member of the Audit Committee.
(4)	Member of the Nominating and Corporate Governance Committee.
(5)	Chair of the Cybersecurity Committee.
(6)	Chair of the Compensation Committee and of the Nominating and Corporate Governance Committee.
(7)	Chair of the Audit Committee.

Mr. Boro, who is not standing for re-election, served as a member of our Compensation Committee until September 2018. Mr. Bernard served as a member of our Nominating and Corporate Governance Committee until his resignation in September 2018.

Nominees for Election as Class I Directors

Mark McClain co-founded SailPoint in December 2005, has served as our Chief Executive Officer and on the Board since that time. He has almost 20 years of experience developing and leading innovative technology companies that have operated in the identity management market. In 2000, he founded Waveset Technologies, a pioneer in the identity management market. Following the acquisition of Waveset by Sun Microsystems in 2003, he served as Vice President of Software Marketing for Sun. His career also includes experience in international sales and marketing with HP (NYSE: HPQ) and IBM Tivoli Systems. Mr. McClain holds a B.A. in Economics from Point Loma Nazarene University and an M.B.A. from the University of California, Los Angeles. The Board believes that Mr. McClain’s industry expertise and his daily insight into corporate matters as our Chief Executive Officer qualify him to serve as a director.

Kenneth (Chip) J. Virnig, II has served on the Board since September 2014. Mr. Virnig is currently a Partner at Thoma Bravo, LLC (“Thoma Bravo”). Prior to joining Thoma Bravo in 2008, Mr. Virnig worked in the investment banking group at Merrill Lynch & Co. He currently serves on the board of directors of numerous cyber security and infrastructure technology companies in which certain private equity funds advised by Thoma Bravo hold an investment, including Barracuda Networks, LogRhythm, Imprivata, Dynatrace, Qlik Technologies, Compuware, Kofax and Hyland Software. Mr. Virnig also previously served on the boards of directors of Blue Coat Systems and Mediware. Mr. Virnig received a B.A. in Business Economics, Commerce, Organizations and Entrepreneurship from Brown University. Mr. Virnig was nominated to serve on the Board by Thoma Bravo Fund XI, L.P. (“TB Fund XI”) in accordance with the Company’s Third Amended and Restated Certificate of Incorporation (our “charter”) and Second Amended and Restated Bylaws (our “bylaws”). The Board believes that Mr. Virnig’s board and industry experience and overall knowledge of our business qualify him to serve as a director.

Continuing Directors

William G. Bock has served on the Board since 2011. Mr. Bock has served on the board of directors of Silicon Laboratories (NASDAQ: SLAB) (“Silicon Labs”), a provider of silicon, software and solutions for the Internet of Things, internet infrastructure, industrial, consumer and automotive markets since July 2011. From June 2013 until his retirement in February 2016, Mr. Bock served as the President of Silicon Labs. He also served Silicon Labs as Interim Chief Financial Officer and Senior Vice President from February 2013 until June 2013, Senior Vice President of Finance and Administration from July 2011 through December 2011 and Chief Financial Officer from November 2006 to July 2011. Prior to joining Silicon Labs, Mr. Bock participated in the venture capital industry, principally as a partner with CenterPoint Ventures, and previously held senior executive positions with various venture-backed companies. Mr. Bock began his career with Texas Instruments (NASDAQ: TXN). Mr. Bock holds a B.S. in Computer Science from Iowa State University and an M.S. in Industrial Administration from Carnegie Mellon University. He currently serves on the board of directors of Silicon Labs. The Board believes that Mr. Bock’s extensive financial and industry experience as well as his prior board experience qualify him to serve as a director.

James M. Pflaging has served on the Board since January 2015. He is the sole Managing Partner at Cynergy Partners Inc., a cybersecurity advisory firm he founded in March 2018, where he works closely with technology companies and investors to identify, acquire, and build companies and advise boards of directors and executives on assessing risk and improving their cyber governance. Currently, he serves on the board of directors of several private technology companies. Prior to founding Cynergy Partners, from January 2012 until March 2018, Mr. Pflaging was employed by The Chertoff Group, a security advisory firm that provides risk management, business strategy and merger and acquisition advisory services. While employed by The Chertoff Group, from April 2014 until March 2018, Mr. Pflaging was a Principal, a member of its Operating Committee and responsible for its strategy practice, and, in 2017, assumed leadership for its technology vertical. Mr. Pflaging has over 30 years of Silicon Valley experience, including 15 years as CEO of cybersecurity and data management companies. Mr. Pflaging received a B.S. in Commerce with dual concentrations in Finance and Marketing from the University of Virginia. The Board believes that Mr. Pflaging’s management and extensive industry experience qualify him to serve as a director.

Michael J. Sullivan has served on the Board since November 2017. Mr. Sullivan served as the Chief Financial Officer at Ping Identity, an identity security company, from March 2013 until December 2016, and his tenure there culminated in the successful sale of Ping to Vista Equity Partners. Prior to that, Mr. Sullivan served on the boards and chaired the audit committees of two private equity-backed portfolio companies: Vertafore (a SaaS company), from April 2011 until December 2013, and SNL Financial (a business information services company), from December 2011 until April 2014. Prior to that, Mr. Sullivan spent 12 years as the Executive Vice President and Chief Financial Officer of IHS Inc. (now IHS Markit Ltd.), a business information services company (NASDAQ: INFO, formerly NYSE: IHS), which he helped take public and also worked closely with the audit committee of its board of directors. Prior to that, Mr. Sullivan spent three years with the Coors Brewing Company (NYSE: TAP), a consumer packaged goods company, directing the corporate accounting function and leading corporate planning and analysis efforts. He began his career with Price Waterhouse, LLP in New York and Denver, managing the firm’s participation in more than 30 domestic and international mergers and acquisitions, working with a variety of financial and strategic buyers. Mr. Sullivan also served in Price Waterhouse’s audit practice, managing financial audits and audit committee representation for both public and private companies. Mr. Sullivan received a B.A. in Business Administration and Accounting from the University of Iowa. The Board believes that Mr. Sullivan’s extensive management, financial and industry experience as well as his prior board and audit committee experience qualify him to serve as a director.

The Board recommends a vote “FOR” the election of each of the director nominees.

CORPORATE GOVERNANCE

Certain Sponsor Rights

We have a valuable relationship with our equity sponsor, Thoma Bravo, who has made significant equity investments in us. As of September 11, 2018, Thoma Bravo beneficially owned 5,819,382 shares of our common stock, representing approximately 7% of our common stock. During 2017 and 2018, Messrs. Boro and Virnig each served on our Board as nominees of Thoma Bravo, and Mr. Bernard served as Chairman of the Board and as a nominee of Thoma Bravo until his resignation from the Board in September 2018.

Our charter provides that for so long as Thoma Bravo beneficially owns at least (i) 30% of the outstanding shares of our common stock, TB Fund XI will have the right to designate the Chairman of the Board and of each committee of the Board as well as nominate a majority of the Board (provided that, the majority of the Board will be “independent” directors, as defined under the rules of the NYSE, and provided further, that, the membership of each committee of the Board will comply with the applicable rules of the NYSE); (ii) 20% (but less than 30%) of our outstanding shares of common stock, TB Fund XI will have the right to nominate a number of directors to the Board equal to the lowest whole number that is greater than 30% of the total number of directors (but in no event fewer than two directors); (iii) 10% (but less than 20%) of our outstanding shares of common stock, TB Fund XI will have the right to nominate a number of directors to the Board equal to the lowest whole number that is greater than 20% of the total number of directors (but in no event fewer than one director); and (iv) at least 5% (but less than 10%) of our outstanding shares of common stock, TB Fund XI will have the right to nominate one director to the Board. Our charter provides that when Thoma Bravo beneficially owns less than 30% of our outstanding shares of common stock, the Chairman of the Board is elected by a majority of our directors.

Upon completion of our offering in August 2018, Thoma Bravo ceased to beneficially own at least 30% of our outstanding shares of common stock. As a result, TB Fund XI will now have the right to nominate only one member to our Board. Mr. Virnig will serve as Thoma Bravo’s nominee, and Mr. Boro will not stand for re-election to our Board at this Annual Meeting. Additionally, our directors elected Mr. Bock as the new Chairman of the Board in September 2018.

Composition of the Board

In accordance with our charter and bylaws, the Board is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. Our charter provides that the authorized number of directors will be fixed by the affirmative vote of the directors then in office, and newly created directorships and vacancies may be filled by the Board.

Director Independence

The Board has undertaken a review of the independence of each director. Based on information provided by each director concerning his background, employment and affiliations, the Board has determined that none of our directors (other than Mr. McClain) have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors (other than Mr. McClain) is “independent” as that term is defined under the listing standards of the NYSE. In addition, the Board previously determined that Mr. Bernard had no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and was “independent” as that term is defined under the listing standards of the NYSE during the time he served on the Board. In making these determinations, the Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances the Board deemed relevant in determining their independence and eligibility to serve on the committees of the Board, including the transactions involving them described in the section titled “Certain Relationships and Related Party Transactions.”

Leadership Structure of the Board of Directors

The offices of Chairman of the Board and Chief Executive Officer are presently separated. Our bylaws and corporate governance guidelines, which do not require the separation of our Chairman of the Board and Chief Executive Officer positions, allow the Board to determine the board leadership structure that is appropriate for us at any given point in time, taking into account the dynamic demands of our business, our senior executive personnel and other factors.

The Board believes that the separation of the Chairman of the Board and Chief Executive Officer roles currently provides the most efficient and effective leadership model for the Company as it encourages free and open dialogue regarding competing views and provides for strong checks and balances. Specifically, the balance of powers among our Chief Executive Officer and Chairman of the Board facilitates the active participation of our independent directors and enables our Board to provide more effective oversight of management.

Pursuant to our corporate governance guidelines, if the offices of Chairman of the Board and Chief Executive Officer are combined, the Board shall have a lead director (the “Lead Director”) designated by the independent directors to provide, in conjunction with the Chairman of the Board and Chief Executive Officer, leadership and guidance to the Board. The Lead Director would serve as a liaison between the Chairman of the Board and the independent directors and preside at all meetings of the Board at which the Chairman of the Board is not present, unless the other directors determine otherwise. Additionally, the Lead Director would coordinate the nature, quality, quantity and timeliness of, and have the authority to approve, information sent to the Board in advance of meetings, would also have the authority to approve the agendas for meetings and would have such other responsibilities as are described in our corporate governance guidelines and as designated from time to time by the Board.

Communications by Stockholders and Other Interested Parties with the Board

Stockholders and other interested parties may contact any individual director, the Lead Director (if any), the Chairman of the Board, the Board as a group or the Audit Committee of the Board by sending mail to Board of Directors, SailPoint Technologies Holdings, Inc., 11305 Four Points Drive, Building 2, Suite 100, Austin, Texas 78726, Attention: Corporate Secretary, by e-mail at investor@sailpoint.com or by telephone at (512) 664-8916.

All such concerns will be forwarded to the appropriate director or directors for review and will be simultaneously reviewed and addressed by the Company’s General Counsel. The status of all outstanding concerns will be reported to the Board on a quarterly basis. The Board or the Audit Committee may direct special treatment, including the retention of outside advisors or counsel, for any concern addressed to them. The Company will not take any adverse action, and will not tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, Company policy or the Company’s code of business conduct and ethics.

Board Committees

The Board has established four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Cybersecurity Committee. The composition, duties and responsibilities of each of these committees are described below. Each of these committees reports to the Board as provided in the applicable committee charter, as they deem appropriate and as the Board may request. The Board may establish such other committees as it deems appropriate from time to time.

While Thoma Bravo beneficially owned at least 30% of our outstanding shares of common stock, Thoma Bravo had the right to designate the chairman of each committee of the Board. Upon completion of our offering in August 2018, Thoma Bravo ceased to beneficially own at least 30% of our outstanding shares of common stock and therefore no longer has the right to designate each committee chairman.

Our corporate governance guidelines, along with our code of business conduct and ethics and the charters for our Audit, Compensation, Nominating and Corporate Governance and Cybersecurity Committees, are available on our website at investors.sailpoint.com/leadership-and-governance/governance-documents. Stockholders may also obtain copies of these documents upon written request to SailPoint Technologies Holdings, Inc., Attn: Investor Relations, 11305 Four Points Drive, Building 2, Suite 100, Austin, Texas 78726 or by e-mail to investor@sailpoint.com.

Audit Committee

The Audit Committee currently consists of Mr. Sullivan, as the chair, and Messrs. Pflaging and Virnig. Each member of the Audit Committee is financially literate as required by the NYSE listing standards. In addition, the

Board has determined that Messrs. Pflaging and Sullivan qualify as “audit committee financial experts” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Board has also determined that Messrs. Pflaging and Sullivan, but not Mr. Virnig, meet the additional independence standards of the NYSE and the Securities Exchange Commission (the “SEC”) applicable to members of audit committees. The Board’s determination of Mr. Virnig’s independence status under the additional independence standards of the NYSE and the SEC applicable to members of audit committees is based on Mr. Virnig’s affiliation with Thoma Bravo. The phase-in provisions of the NYSE listing rules relating to audit committee composition applicable to new public companies require the Company to have an audit committee comprised solely of directors that are independent for purposes of serving on an audit committee within one year of the effective date of the Company’s registration statement for its initial public offering (November 16, 2018), and Mr. Bock is expected to replace Mr. Virnig as a member of the Audit Committee following the Annual Meeting. The Board has determined that Mr. Bock both qualifies as an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act and meets the additional independence standards of the NYSE and SEC applicable to members of audit committees.

The Audit Committee, which operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of the NYSE, is, among other things, responsible for:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•

discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent registered public accounting firm, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions; and

•

approving or, as required, pre-approving, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Compensation Committee

The Compensation Committee currently consists of Mr. Bock, as the chair, and Mr. Virnig. The Board has determined that each member of the Compensation Committee meets the additional independence standards of the NYSE and SEC applicable to members of compensation committees. The Board previously determined that Mr. Boro met the additional independence standards of the NYSE and SEC applicable to members of compensation committees during the time he served on the Compensation Committee.

The Compensation Committee, which operates under a written charter, is, among other things, responsible for:

•	reviewing and approving the goals and objectives relating to the compensation of our executive officers, including any long-term incentive components of our compensation programs;

•	evaluating the performance of our executive officers in light of the goals and objectives of our compensation programs and determining each executive officer’s compensation based on such evaluation;

•	overseeing, reviewing and approving our compensation programs as they relate to our employees;

•	reviewing the operation and efficacy of our executive compensation programs in light of their goals and objectives;

•	reviewing and assessing risks arising from our compensation programs;

•	reviewing and recommending to the board of directors the appropriate structure and amount of compensation for our directors;

•	reviewing and approving, subject, if applicable, to stockholder approval, material changes in our employee benefit plans; and

•	establishing and periodically reviewing policies for the administration of our equity compensation plans.

The Compensation Committee has complete authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including complete authority to approve their fees and other retention terms. However, the Compensation Committee may only select such outside counsel, compensation consultants, or other experts or consultants after taking into consideration all factors relevant to that entity or person’s independence from management, including the factors enumerated in the applicable exchange rules.

The Compensation Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee. The Compensation Committee may delegate to one or more executive officers the authority to make grants of equity-based compensation to eligible individuals who are not executive officers and to administer the Company’s equity-based compensation plans. Any executive officer to whom the Compensation Committee grants such authority must regularly report to the Compensation Committee grants so made and the Compensation Committee may revoke any delegation of authority at any time.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Mr. Bock, as the chair, and Mr. Pflaging, both of whom have been determined by the Board to be independent under the applicable rules of the NYSE. The Board previously determined that Mr. Bernard was independent under the applicable rules of the NYSE during the time he served on the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee, which operates under a written charter, is, among other things, responsible for:

•	identifying, evaluating and recommending qualified nominees to serve on the Board;

•	considering and making recommendations to the Board regarding the composition of the committees of the Board;

•	instituting plans or programs for the continuing education of the Board and orientation of new directors;

•	developing and making recommendations to the Board regarding corporate governance guidelines and matters; and

•	overseeing periodic evaluations of the Board’s performance, including committees of the Board and management.

Cybersecurity Committee

The Cybersecurity Committee currently consists of Mr. Pflaging, as the chair, and Messrs. Sullivan and Virnig, each of whom have been determined by the Board to be independent under the applicable rules of the NYSE.

The Cybersecurity Committee, which operates under a written charter, is, among other things, responsible for reviewing and advising on the following matters:

•	the effectiveness of our cybersecurity programs and our practices for identifying, assessing and mitigating cybersecurity risks across our products, services and business operations;

•	our controls, policies and guidelines to prevent, detect and respond to cyber attacks or data breaches involving our products, services and business operations;

•	our security strategy and technology planning processes;

•	the safeguards used to protect the confidentiality, integrity, availability and resiliency of our products, services and business operations;

•	our cyber crisis preparedness, security breach and incident response plans, communication plans, and disaster recovery and business continuity capabilities;

•	our compliance with applicable information security and data protection laws and industry standards; and

•	our cybersecurity budget, investments, training and staffing levels to ensure they are sufficient to sustain and advance successful cybersecurity and industry compliance programs.

Risk Oversight

The Board is responsible for overseeing our risk management process. The Board focuses on our general risk management strategy and the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

The Board does not have a standing risk management committee, but rather we administer this oversight function directly through the Board as a whole. In particular, the Board is responsible for monitoring and assessing strategic risk exposure. Such responsibility is facilitated in part by the Audit Committee, which receives reports from management, the internal audit team, and the Company’s independent registered public accounting firm, the Compensation Committee, which assesses and monitors whether any of our compensation policies and programs have the potential to encourage unnecessary risk-taking, the Nominating and Corporate Governance Committee, which monitors the effectiveness of our Corporate Governance Guidelines, and the Cybersecurity Committee, which oversees our policies, plans and programs relating to cybersecurity and data protection risks associated with our products, services and business operations.

Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance or reporting levels.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We have posted a current copy of the code on our website at investors.sailpoint.com/leadership-and-governance/governance-documents. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code.

Director Recommendations

Director Qualification Standards and Selection Criteria

The Nominating and Corporate Governance Committee, in recommending director candidates, and the Board, in nominating director candidates, will evaluate candidates in accordance with the qualification standards set forth in our Corporate Governance Guidelines. Pursuant to our Corporate Governance Guidelines, directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They also should be intelligent, inquisitive and objective in thought and have practical wisdom and mature judgment and a willingness to gain an understanding of the Company, its competitive position in its industry and its business strategy. Directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serving on the Board for an extended period of time. Along with the selection criteria described above, some of the other qualifications that the Nominating and Corporate Governance Committee considers include, without limitation, independence, diversity, skills, education, expertise, business acumen, length of service, understanding of the Company and industry and other commitments.

Our charter provides Thoma Bravo with certain nomination rights. See “—Certain Sponsor Rights” above for more information regarding these rights.

Stockholder Nominations

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board should send a recommendation in writing to SailPoint Technologies Holdings, Inc., c/o Corporate Secretary, 11305 Four Points Drive, Building 2, Suite 100, Austin, Texas 78726. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at an annual meeting by adhering to the advance notice procedure described under “Submission of Stockholder Proposals” elsewhere in this Proxy Statement.

Compensation Committee Interlocks and Insider Participation

During the 2017 fiscal year, the Compensation Committee was comprised of Messrs. Bock and Boro. None of the members of the Compensation Committee is an officer or employee of the Company, nor have they ever been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Board or Compensation Committee.

In September 2014, we entered into an advisory services agreement (the “Consulting Agreement”) with Thoma Bravo. Mr. Boro has served as a Managing Partner at Thoma Bravo since 2013. Consulting fees from the Consulting Agreement totaled $1.1 million in the year ended December 31, 2017. In 2017, we were also obligated to reimburse Thoma Bravo for reasonable legal, accounting and travel expenses and other fees and expenses incurred by Thoma Bravo in rendering the services under the Consulting Agreement and any other matter that was for our benefit. The Consulting Agreement terminated upon the completion of our initial public offering, and we are no longer required to make future payments. In addition, in 2017, we engaged in ordinary sales transactions of $858,000 and ordinary purchase transactions of $942,000 with entities affiliated with Thoma Bravo.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Board and Annual Meetings

The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring their approval. It also holds special meetings when important matters require action between scheduled meetings. During fiscal year 2017, the Board held seven meetings. The Board regularly holds executive sessions of the independent directors. Such executive sessions do not include employee directors or directors who do not qualify as independent under NYSE and SEC rules. The Audit, Compensation and Nominating and Corporate Governance Committees did not hold any meetings in 2017.

The Company’s directors are encouraged to attend our Annual Meeting, but we do not currently have a policy relating to directors’ attendance at these meetings. We completed our initial public offering in November 2017 and did not have an annual meeting of our stockholders as a public company in 2017.

PROPOSAL NO. 2 – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board (the “Audit Committee”) has selected Grant Thornton LLP (“Grant Thornton”) to be the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018, and recommends that the stockholders vote for ratification of such appointment. Grant Thornton has been engaged as our independent registered public accounting firm since 2010. As a matter of good corporate governance, the Audit Committee has requested the Board to submit the selection of Grant Thornton as the Company’s independent registered public accounting firm for 2018 to the Company’s stockholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. We expect representatives of Grant Thornton to be present at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so, and will be available to respond to appropriate questions.

Audit and Related Fees

The following table sets forth the aggregate fees billed for various professional services rendered by Grant Thornton:

	2017	2016
Audit Fees(1)	$1,816,240	$248,496
Audit-Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total Fees	$1,816,240	$248,496

(1)	Consists of fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations.

Pre-Approval Policy

All of the services listed in the above table were approved by the Board prior to the adoption of the charter of the Audit Committee, which occurred in connection with the completion of our initial public offering. The charter of the Audit Committee requires that the Audit Committee review the estimated fees of Grant Thornton’s audit, audit-related, tax and other permitted non-audit services and requires that the Audit Committee, or a member thereof with designated authority, pre-approve any services provided to the Company by Grant Thornton.

The Board recommends a vote “FOR”

the ratification of the appointment of Grant Thornton LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the Record Date, for:

•	each of our Named Executive Officers;

•	each of our directors;

•	all of our current directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of common stock and sole voting and no investment power with respect to all shares of unvested restricted stock that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.

We have based our calculation of the percentage of beneficial ownership on 87,724,629 shares of our common stock outstanding as of the Record Date. We have deemed shares issuable pursuant to restricted stock units that vest within 60 days of the Record Date and shares of our common stock subject to stock options that are currently exercisable or exercisable within 60 days of the Record Date to be outstanding and to be beneficially owned by the person holding the restricted stock unit or stock option for the purpose of computing the percentage ownership of that person. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o SailPoint Technologies Holdings, Inc., 11305 Four Points Drive, Building 2, Suite 100, Austin, Texas 78726.

	Shares of Common Stock Beneficially Owned
Name of beneficial owner	Number	Percentage
Named Executive Officers and Directors
Mark McClain (1)	3,126,797	3.6%
Kevin Cunningham (2)	1,604,401	1.8%
Howard Greenfield (3)	292,500	*
Cam McMartin (4)	369,287	*
William G. Bock	101,355	*
Seth Boro (5)	10,907	*
James M. Pflaging (6)	183,825	*
Kenneth (Chip) J. Virnig, II	8,263	*
Michael J. Sullivan	8,263	*
All directors and executive officers as a group (8 people) (7)	4,101,197	4.7%
Other 5% Stockholders
Thoma Bravo (8)	14,025,316	16.0%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)

Consists of 1,488,428 shares of common stock and 134,375 shares of unvested restricted stock held directly by Mr. McClain, 1,305,994 shares of common stock held by the McClain Charitable Remainder Unitrust, 66,000 shares of common stock held by the McClain RHD 2015 Trust, 66,000 shares of common stock held by the McClain ADM 2015 Trust and 66,000 shares of common stock held by the McClain GMM 2015 Trust. Mr. McClain is a co-trustee for each of the McClain Charitable Remainder Unitrust, McClain RHD 2015 Trust, McClain ADM 2015 Trust and McClain GMM 2015 Trust. As such, Mr. McClain may be deemed to have shared voting and investment power with respect to all of the shares of common stock held by such trusts.

(2)	Consists of 1,470,026 shares of common stock and 134,375 shares of unvested restricted stock held directly by Mr. Cunningham.
(3)

Consists of 17,500 shares underlying options held directly by Mr. Greenfield, exercisable within 60 days of the Record Date, and 228,125 shares of common stock and 46,875 shares of unvested restricted stock held by the HRG 2009 Irrevocable Trust. Mr. Greenfield may be deemed to have shared voting and investment power with respect to all of the shares of common stock and shared voting power but no investment power with respect to all of the shares of restricted stock held by the HRG 2009 Irrevocable Trust.

(4)	Consists of 316,162 shares of common stock and 53,125 shares of unvested restricted stock held directly by Mr. McMartin.
(5)

Consists of 8,263 shares of common stock and 2,644 shares of unvested restricted stock held directly by Mr. Boro. See “Executive Compensation—Director Compensation” for additional detail on the vesting provisions of Mr. Boro’s restricted stock.

(6)

Consists of 8,263 shares of common stock held directly by Mr. Pflaging and 167,137 shares of common stock and 8.425 shares of unvested restricted stock held by the MMJ Living Trust. Mr. Pflaging is a co-trustee of the MMJ Living Trust. As such, Mr. Pflaging may be deemed to have shared voting and investment power with respect to all of the shares of common stock and shared voting power but no investment power with respect to all of the shares of restricted stock held by the MMJ Living Trust.

(7)	Does not include Mr. Cunningham, who resigned from his position as our President in October 2017 and is no longer an executive officer.
(8)

Consists of 3,817,786 shares held directly by TB Fund XI, 1,917,342 shares held directly by Thoma Bravo Fund XI-A, 84,254 shares held directly by Thoma Bravo Executive Fund XI, L.P. (such entities collectively, the “Thoma Bravo Funds”) and 8,205,934 shares held directly by Thoma Bravo Partners XI, L.P. (the “Thoma Bravo General Partner”). Pursuant to a Form 4 filed with the SEC on September 13, 2018, Thoma Bravo beneficially owned an aggregate of 5,819,382 shares, or approximately 6.6%, of our common stock, as of September 11, 2018, consisting of 3,817,786 shares held directly by TB Fund XI, 1,917,342 shares held directly by Thoma Bravo Fund XI-A and 84,254 shares held directly by Thoma Bravo Executive Fund XI, L.P. The Thoma Bravo General Partner is the general partner of each of the Thoma Bravo Funds. Thoma Bravo is the general partner of the Thoma Bravo General Partner. By virtue of the relationships described in this footnote, Thoma Bravo may be deemed to have shared voting and investment power with respect to the shares held by the Thoma Bravo General Partner and the Thoma Bravo Funds. The principal business address of the entities identified herein is c/o Thoma Bravo, LLC, 150 N. Riverside Plaza, Suite 2800, Chicago, Illinois 60606.

EXECUTIVE COMPENSATION

We are an “emerging growth company” under applicable federal securities laws, and therefore are permitted to take advantage of certain reduced public company reporting requirements. As an emerging growth company, we provide in this Proxy Statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012, including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2017 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by or paid to our principal executive officer and our next two most highly-compensated executive officers (our “Named Executive Officers”) for the fiscal year ended December 31, 2017.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d)(1)	Stock Awards ($)(e)(2)		Option Awards ($)(f)(3)		Non-Equity Incentive Plan Compensation ($)(g)(4)	Total ($)(j)
Mark McClain,	2017	$330,000	$—	$3,253,110	(5)	$1,076,000		$214,914	$4,874,024
Chief Executive Officer	2016	$307,500	$22,554	$—		$—		$96,769	$426,823
Cam McMartin,	2017	$287,500	$100,000	$1,411,694	(7)	$538,000		$158,433	$2,495,627
Chief Financial Officer (6)
Howard Greenfield,	2017	$300,000	$—	$1,266,197	(9)	$600,893	(10)	$295,892	$2,462,982
Chief Revenue Officer (8)	2016	$235,000	$25,100	$32,656		$32,656		$240,223	$565,635
Kevin Cunningham,	2017	$310,000	$—	$2,053,110		$—		$159,464	$2,552,574
President (11)	2016	$307,500	$22,554	$—		$—		$96,769	$426,823

(1)	With respect to Mr. McMartin, reflects a discretionary bonus paid in excess of the amount earned pursuant to our corporate bonus plan. This amount was paid during the first quarter of 2018.
(2)

Amounts reported reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of restricted stock units granted to our Named Executive Officers during fiscal year 2017. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures. Amounts also include modifications to our outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. For additional information regarding the assumptions underlying this calculation, please see Note 11 to our audited consolidated financial statements appearing elsewhere in this prospectus.

(3)

Amounts reported reflect the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718, of stock options granted to our Named Executive Officers during fiscal year 2017. Pursuant to SEC rules, the amounts shown exclude the effect of estimated forfeitures. Amounts also include modifications to our outstanding stock options to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. For additional information regarding the assumptions underlying this calculation, please see Note 11 to our audited consolidated financial statements appearing elsewhere in this prospectus.

(4)

With respect to fiscal 2017 amounts, reflects amounts for services provided in fiscal 2017 pursuant to our annual cash incentive programs, which were paid to our Named Executive Officers during the first quarter of 2018. Messrs. McClain, McMartin and Cunningham participate in our corporate bonus plan. Mr. Greenfield participates in a sales incentive plan.

(5)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to FASB ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $2,053,110 associated with equity awards previously granted in 2014.

(6)	Mr. McMartin was not a named executive officer during 2016, and therefore, this table does not provide compensation data for him for 2016.
(7)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to FASB ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $811,694 associated with equity awards previously granted in 2014.

(8)	Mr. Greenfield was promoted to Chief Revenue Officer in October 2017. Prior to that time he was SVP of Worldwide Sales.
(9)

Amounts reported reflect a modification of outstanding restricted stock awards to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to FASB ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $716,201 associated with equity awards previously granted in 2014.

(10)

Amounts reported reflect a modification of outstanding stock options to convert performance vesting conditions to service based vesting conditions in connection with our initial public offering. Pursuant to FASB ASC Topic 718 and SEC rules, the full grant date fair value of the award on the date of modification is reportable, resulting in an additional $107,730 associated with equity awards previously granted in 2014.

(11)	Mr. Cunningham resigned from his position as our President in October 2017 and is no longer an executive officer.

Narrative Disclosure to Summary Compensation Table

Base Salary

Each Named Executive Officer’s base salary is a fixed component of annual compensation for performing specific job duties and functions. Historically, the Board has established the annual base salary rate for each of the Named Executive Officers at a level necessary to retain the individual’s services, and reviews base salaries on an annual basis in consultation with the Chief Executive Officer (other than with respect to his own salary). The board of directors has historically made adjustments to the base salary rates of the Named Executive Officers upon consideration of any factors that it deems relevant, including but not limited to: (i) any increase or decrease in the executive’s responsibilities, (ii) the executive’s job performance, and (iii) the level of compensation paid to executives of other companies with which we compete for executive talent, as estimated based on publicly available information and the experience of members of the Board and our Chief Executive Officer.

Annual Bonus

Our annual bonus awards have historically been subject to performance targets established annually by the Board. Messrs. McClain, McMartin and Cunningham participate in our corporate bonus plan. In 2017, Mr. McClain had a target bonus of 40% of base salary (with a maximum of 60%) for January 1 to June 30 and a target bonus of 60% of base salary (with a maximum of 90%) for July 1 to December 31. Mr. McMartin had a target bonus of 35% of base salary (with a maximum of 52.5%) for January 1 to June 30 and a target bonus of 50% of base salary (with a maximum of 75%) for July 1 to December 31. Mr. Cunningham had a target bonus amount of 40% of base salary with a maximum bonus potential of 60% of base salary for the entire year. The performance criteria under our corporate bonus plan in 2017 were EBITDA and new bookings (whether with respect to new licenses, initial maintenance contracts or SaaS agreements). EBITDA and new bookings were each weighted 50% towards the total bonus that could be potentially earned; however, the Board established a minimum EBITDA threshold that must be achieved for any bonus to be payable. The Board retained the discretion to pay a larger bonus than the amount earned pursuant to the formula established under our corporate bonus plan. The discretionary amount paid to Mr. McMartin is reported in the Summary Compensation Table above in the “Bonus” column.

In 2017, Mr. Greenfield participated in our sales incentive plan based solely upon new bookings. His target bonus was 100% of his base salary with no maximum.

The bonuses for 2017 were paid following a year-end review of the applicable performance criteria. The actual bonus amounts paid to each Named Executive Officer for 2017 (including the discretionary portion paid to Mr. McMartin) are as follows:

Name	Award Payout
Mark McClain	$214,914
Cam McMartin	$258,433
Howard Greenfield	$295,892
Kevin Cunningham	$159,464

The Named Executive Officers generally must be employed on the date the awards are actually paid in order to receive payment.

Long Term Incentive Compensation

Prior to our initial public offering, we offered long-term incentives to our Named Executive Officers through stock option awards that are immediately exercisable for shares of restricted stock and through shares of restricted stock purchased by the Named Executive Officers, in each case subject to continued vesting. To the extent stock awards are reported in the Outstanding Equity Awards at 2017 Fiscal Year-End table below, for the most part, those awards were granted as stock options which were exercised for shares of restricted stock. In the event of a termination of employment prior to vesting (or a termination due to cause), the restricted shares may be repurchased by us for an amount equal to the price paid by the executive to exercise the option or otherwise acquire the restricted share (or, if less, the fair market value of such shares). However, following our initial public offering, we began granting restricted stock units for which no purchase price was paid. Such awards do not provide for repurchase upon forfeiture. In addition, stock options granted in connection with and following our initial public offering are only exercisable following vesting and are not subject to later repurchase by SailPoint.

The equity awards granted to our Named Executive Officers prior to our initial public offering vest 50% based on the passage of time and continued performance of services and 50% based upon the achievement of performance conditions. The time-based portion of our equity awards vests over four years, with 25% of the award vesting on the one-year anniversary of the date of grant and the remainder of the award vesting monthly thereafter in substantially equal installments. In connection with our initial public offering, outstanding awards of stock options and shares of restricted stock (or portions thereof) subject to the achievement of performance conditions were amended to vest in annual installments on January 15 of each calendar year following the date of grant (provided the employee continues to perform services to such date) with any remaining amounts vesting on the later of (i) the 15th day of the month following the fourth anniversary of the date of grant and (ii) January 15, 2019.

The restricted stock units granted in connection with and following our initial public offering vest and will be settled in shares of our common stock in four substantially equal annual installments beginning in the year following the year of grant (the first vesting date is roughly a year following the date of grant but may be slightly longer than a year to provide for vesting on dates likely to be in an open trading window to allow for transactions in vesting awards to cover any tax withholding). Stock options also vest over a four-year period. One-fourth of the stock option vests on the one year anniversary of the date of grant and the remainder of the award vests in substantially equal monthly installments over the remaining three-year period.

Long Term Incentive Plan

In order to incentivize individuals providing services to us or our affiliates, the Board has adopted the 2017 Long Term Incentive Plan (the “2017 LTIP”). The 2017 LTIP provides for the grant, from time to time, at the discretion of the Board or a committee thereof, of stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, stock awards, dividend equivalents, other stock-based awards, cash awards, substitute awards and performance awards. The description of the 2017 LTIP set forth below is a summary of the material features of the 2017 LTIP. This summary, however, does not purport to be a complete description of all of the provisions of the 2017 LTIP and is qualified in its entirety by reference to the 2017 LTIP, the form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

2017 LTIP Share Limits. Subject to adjustment in the event of certain transactions or changes of capitalization in accordance with the 2017 LTIP, a total of 8,856,876 shares of our common stock was initially reserved for issuance pursuant to awards under the 2017 LTIP. On January 1 of each year, beginning January 1, 2019, the number of shares of common stock available for issuance under the 2017 LTIP will increase by 4,428,438. The total number of shares reserved for issuance under the 2017 LTIP may be issued pursuant to incentive stock options (which generally are stock options that meet the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”)). Common stock subject to an award that expires or is canceled, forfeited, exchanged, settled in cash or otherwise terminated without delivery of shares and shares withheld or surrendered to pay the exercise price of, or to satisfy the withholding obligations with respect to, an award will again be available for delivery pursuant to other awards under the 2017 LTIP.

Individual Share Limits. The 2017 LTIP contains individual award limits intended to comply with Section 162(m) of the Internal Revenue Code applicable to “covered employees” (within the meaning of Section 162(m) of the Internal Revenue Code) who are granted awards under the 2017 LTIP intended to qualify as “performance-based compensation” (within the meaning of Section 162(m) of the Internal Revenue Code). Given changes in tax law applicable to Section 162(m) of the Internal Revenue Code, these limits are unlikely to ever be applicable. Currently, we are not subject to the deduction limitations of Section 162(m) of the Internal Revenue Code due to a transition period applicable to issuers that have recently completed an initial public offering.

Administration. The 2017 LTIP is administered by the Compensation Committee except to the extent the Board elects to administer the 2017 LTIP. Unless otherwise determined by the Board, the Compensation Committee will be made up of two or more individuals who are both “outside directors” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee directors” as defined in Rule 16b-3 under the Exchange Act. The Compensation Committee has broad discretion to administer the 2017 LTIP, including the power to determine the eligible individuals to whom awards will be granted, the number and type of awards to be granted and the terms and conditions of awards. The Compensation Committee may also accelerate the vesting or exercise of any award and make all other determinations and to take all other actions necessary or advisable for the administration of the 2017 LTIP.

Eligibility. Any individual who is our officer or employee or an officer or employee of any of our affiliates, and any other person who provides services to us or our affiliates, including members of the Board, is eligible to receive awards under the 2017 LTIP at the Compensation Committee’s discretion.

Stock Options. The Compensation Committee may grant incentive stock options and options that do not qualify as incentive stock options, except that incentive stock options may only be granted to persons who are our employees or employees of one of our subsidiaries, in accordance with Section 422 of the Internal Revenue Code. The exercise price of a stock option generally cannot be less than 100% of the fair market value of a share of our common stock on the date on which the option is granted and the option must not be exercisable for longer than ten years following the date of grant. In the case of an incentive stock option granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the exercise price of the stock option must be at least 110% of the fair market value of a share of our common stock on the date of grant and the option must not be exercisable more than five years from the date of grant.

Stock Appreciation Rights. An SAR is the right to receive an amount equal to the excess of the fair market value of one share of our common stock on the date of exercise over the grant price of the SAR. The grant price of an SAR generally cannot be less than 100% of the fair market value of a share of our common stock on the date on which the SAR is granted. The term of an SAR may not exceed ten years. SARs may be granted in connection with, or independent of, a stock option. SARs may be paid in cash, common stock or a combination of cash and common stock, as determined by the Compensation Committee.

Restricted Stock. Restricted stock is a grant of shares of common stock subject to the restrictions on transferability and risk of forfeiture imposed by the Compensation Committee. In the Compensation Committee’s discretion, dividends distributed prior to vesting may be subject to the same restrictions and risk of forfeiture as the restricted stock with respect to which the distribution was made.

Restricted Stock Units. A restricted stock unit is a right to receive cash, common stock or a combination of cash and common stock at the end of a specified period equal to the fair market value of one share of our common stock on the date of vesting. Restricted stock units may be subject to restrictions, including a risk of forfeiture, imposed by the Compensation Committee.

Stock Awards. A stock award is a transfer of unrestricted shares of our common stock on terms and conditions determined by the Compensation Committee.

Dividend Equivalents. Dividend equivalents entitle an individual to receive cash, shares of common stock, other awards or other property equal in value to dividends or other distributions paid with respect to a specified number of shares of our common stock. Dividend equivalents may be awarded on a free-standing basis or in connection with another award (other than an award of restricted stock or a stock award). The Compensation Committee may provide that dividend equivalents will be paid or distributed when accrued or at a later specified date, including at the same time and subject to the same restrictions and risk of forfeiture as the award with respect to which the dividends accrue if they are granted in tandem with another award.

Other Stock-Based Awards. Subject to limitations under applicable law and the terms of the 2017 LTIP, the Compensation Committee may grant other awards related to our common stock. Such awards may include, without limitation, awards that are convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for common stock, awards with value and payment contingent upon our performance or any other factors designated by the Compensation Committee, and awards valued by reference to the book value of our common stock or the value of securities of, or the performance of, our affiliates.

Cash Awards. The 2017 LTIP permits the grant of awards denominated in and settled in cash as an element of or supplement to, or independent of, any award under the 2017 LTIP.

Substitute Awards. Awards may be granted in substitution or exchange for any other award granted under the 2017 LTIP or any other right of an eligible person to receive payment from us. Awards may also be granted under the 2017 LTIP in substitution for similar awards held by individuals who become eligible persons as a result of a merger, consolidation or acquisition of another entity or the assets of another entity by or with us or one of our affiliates.

Performance Awards. Performance awards represent awards with respect to which a participant’s right to receive cash, shares of our common stock or a combination of both is contingent upon the attainment of one or more specified performance measures during a specified period. The Compensation Committee will determine the applicable performance period, the performance goals and such other conditions that apply to each performance award. The Compensation Committee may use any business criteria and other measures of performance it deems appropriate in establishing the performance goals applicable to a performance award.

The grant, exercise, vesting and/or settlement of performance awards will be contingent upon achievement of one or more of the following business criteria for us, on a consolidated basis, and/or for specified subsidiaries, business or geographical units or our operating areas (except with respect to the total stockholder return and earnings per share criteria): (i) revenues, sales or other income; (ii) cash flow, discretionary cash flow, cash flows from operations, cash flows from investing activities, cash flow returns and/or cash flows from financing activities; (iii) return on net assets, return on assets, return on investment, return on capital, return on capital employed or return on equity; (iv) income, operating income, net income or net income per share; (v) earnings, operating earnings or earnings, operating or contribution margin determined before or after any one or more of: depreciation and amortization expense; impairment of inventory and other property and equipment; accretion of discount on asset retirement obligations; interest expense; net gain or loss on the disposition of assets; income or loss from discontinued operations, net of tax; noncash derivative related activity; amortization of stock-based compensation; income taxes; incentives or service fees; extraordinary, non-recurring or special items; or other items; (vi) equity; net worth; tangible net worth; book capitalization; debt; debt, net of cash and cash equivalents; capital budget or other balance sheet goals; (vii) debt or equity financings or improvement of financial ratings; (viii) absolute or per-share net asset value; (ix) fair market value of our stock, share price, share price appreciation, total stockholder return or payments of dividends; (x) bookings, increase in bookings or new bookings; (xi) achievement of savings from business improvement projects and achievement of capital projects deliverables; (xii) working capital or working capital changes; (xiii) operating profit or net operating profit; (xiv) internal research or development programs; (xv) geographic business expansion; (xvi) human resources management targets, including medical cost reductions, employee satisfaction or retention, workforce diversity, time to hire and completion of hiring goals; (xvii) satisfactory internal or external audits; (xviii) consummation, implementation, integration or completion of a change in control or other strategic partnerships, transactions, projects, processes or initiatives or other goals relating to acquisitions or divestitures (in whole or in part), joint ventures or strategic alliances; (xix) regulatory approvals or other regulatory milestones; (xx) legal compliance or risk reduction; (xxi) market share; (xxii) economic value added; (xxiii) cost or debt reduction targets; or (xxiv) capital raises or capital efficiencies. Any of the above goals may be determined pre-tax or post-tax, on an absolute, relative or debt-adjusted basis, as compared to the performance of a published or special index deemed applicable by the Compensation Committee including the Standard & Poor’s 500 Stock Index or a group of comparable companies, as a ratio with other business criteria, as a ratio over a period of time (such as per day) or on a per unit of measure, on a per-share basis (basic or diluted), and on a basis of continuing operations only. The terms above may, but shall not be required to, be used as applied under GAAP, as applicable.

Recapitalization. In the event of any change in our capital structure or business or other corporate transaction or event that would be considered an equity restructuring, the Compensation Committee shall or may (as required by applicable accounting rules) equitably adjust the (i) aggregate number or kind of shares that may be delivered under the 2017 LTIP, (ii) the number or kind of shares or amount of cash subject to an award, (iii) the terms and conditions of awards, including the purchase price or exercise price of awards and performance goals, and (iv) the applicable share-based limitations with respect to awards provided in the 2017 LTIP, in each case to equitably reflect such event.

Tax Withholding. We are authorized to withhold from any award granted or any payment relating to an award under the 2017 LTIP amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an award, and to take such other action as the Compensation Committee may deem advisable to enable us to satisfy our obligation for the payment of withholding taxes and any other tax obligations related to an award. Participants may also pay any withholding in cash including cash obtained by selling common stock previously held by the participant or subject to the award being settled (subject to applicable law and our policies). The Compensation Committee will determine, in its sole discretion, the form of payment acceptable for any tax withholding obligations.

Change in Control. Except to the extent otherwise provided in any applicable award agreement, no award will vest solely upon the occurrence of a change in control. In the event of a change in control or other changes to us or our common stock, the Compensation Committee may, in its discretion, (i) accelerate the time of exercisability of an award, (ii) require awards to be surrendered in exchange for a cash payment (including canceling a stock option or SAR for no consideration if it has an exercise price or the grant price less than the value paid in the transaction), or (iii) make any other adjustments to awards that the Compensation Committee deems appropriate to reflect the applicable transaction or event.

No Repricing. Except in connection with (i) the issuance of substitute awards granted to new service providers in connection with a transaction or (ii) in connection with adjustments to awards granted under the 2017 LTIP as a result of a transaction or recapitalization involving us, without the approval of the stockholders of the Company, the terms of outstanding option or SAR may not be amended to reduce the exercise price or grant price or to take any similar action that would have the same economic result.

Clawback. All awards granted under the 2017 LTIP are subject to reduction, cancellation or recoupment under any written clawback policy that we may adopt and that we determine should apply to awards under the 2017 LTIP.

Amendment and Termination. The 2017 LTIP will automatically expire on the tenth anniversary of its effective date. The Board may amend or terminate the 2017 LTIP at any time, subject to stockholder approval if required by applicable law, rule or regulation, including the rules of the stock exchange on which our shares of common stock are listed. The Compensation Committee may amend the terms of any outstanding award granted under the 2017 LTIP at any time so long as the amendment would not materially and adversely affect the rights of a participant under a previously granted award without the participant’s consent.

Employee Stock Purchase Plan

In addition to the 2017 LTIP, the Board has adopted the Employee Stock Purchase Plan (the “ESPP”). The ESPP provides eligible employees with the opportunity to purchase shares of our common stock conveniently through periodic payroll deductions at a reduced price. The ESPP is generally intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code.

Term. The ESPP will terminate upon the purchase of all of the shares of common stock committed to the ESPP (unless the number of shares of common stock is increased by the Board and approved by our stockholders). In addition, the ESPP can be terminated by the Board at any time with respect to shares of common stock for which options have not been granted.

Administration. The ESPP is initially administered by the Compensation Committee; however, the Compensation Committee can delegate the administration of all or certain portions of the ESPP to a committee of officers and employees. The ESPP may be amended by the Board from time to time in any respect; provided, however, that no amendment which would materially impair the rights of an eligible participant with respect to the current Option Period (defined below) may be made without the consent of the eligible participant.

Eligible Participants. The ESPP provides that employees (including officers and employee directors) are eligible to participate with respect to an Option Period if they are employed on the first day of such period by us or any present or future parent or subsidiary corporation designated as a participating company for purposes of the ESPP. The administrative committee may elect to exclude from any offering persons employed for less than two years, persons customarily employed twenty hours or less per week or for no more than five months per year, persons who are highly compensated employees and certain residents of foreign jurisdictions. Further, any employee who would own five percent or more of the total combined voting power or value of all classes of our stock or that of any parent or subsidiary corporation, immediately after an option under the ESPP is granted, is not eligible to participate.

Securities Offered and Terms of Participation. The maximum number of shares of common stock which may be purchased by all employees under the ESPP is 1,771,375. On January 1 of each year, beginning January 1, 2019, the number of shares of common stock available for purchase under the ESPP will be increased by 885,668 pursuant to a formula in the ESPP. If the reserved number of shares of common stock is insufficient to cover the number of shares of common stock that participants elect to purchase during a purchase period to be established by the administrator of the ESPP (which may be no longer than 27 months, and each such period referred to as an “Option Period”), then the number of shares of common stock that each participant has a right to purchase will be reduced by multiplying the number of shares of common stock each such participant elected to purchase during an Option Period by a fraction, the numerator of which shall be the number of shares of common stock that the participant elected to purchase during such Option Period, and the denominator of which shall be the total number of shares of common stock that all participants elected to purchase during such Option Period. The share limits under the ESPP are subject to adjustments for stock splits, stock dividends and similar transactions. Shares purchased under the ESPP may be authorized but unissued shares of common stock or shares of common stock reacquired by us, including shares of common stock purchased in the open market.

Our Compensation Committee designated the first Option Period to begin July 1, 2018, and end on December 31, 2018. Only 400,000 shares may be purchased in the initial Option Period. Our compensation committee intends to designate additional Option Periods in the future, but it is anticipated that the six-month Option Period will continue.

Eligible employees who elect to participate in the ESPP must give instruction to withhold a specified dollar amount or percentage from their base compensation during an Option Period. The exercise price for each Option Period will be the lesser of (i) 85% of the closing price per share of the common stock on the first business day of the Option Period (or the next business day if no shares have been traded on such first day), as reported by the NYSE, and (ii) 85% of the closing price per share of the common stock on the last day of the Option Period (or the next business day if no shares have been traded on such last day), as reported by the NYSE (such lesser price, the “Option Price”). We will grant to each participant, on the first day of the Option Period, an option to purchase on the last day of the Option Period, at the Option Price, that number of shares of common stock that his or her accumulated payroll deductions on the last day of the Option Period will pay for at such price. The option is automatically deemed to be exercised if the employee is still a participant on the last day of the Option Period. Participation ends automatically upon termination of employment.

A participating employee may authorize a payroll deduction of any whole percentage up to but not more than 15% (or such greater percentage, up to 75%, as the administrator may designate) of his or her base pay received during each Option Period. Deductions from any employee’s compensation may not be changed during an Option Period. No employee will be granted an option which permits the employee’s right to purchase common stock under the ESPP to accrue at a rate that exceeds, during any calendar year, $25,000 of the fair market value of such stock (to be calculated based on the fair market value of the stock on the first business day of the Option Period) for each calendar year in which such option is outstanding at any time.

An employee may decrease (but not increase) their deduction election up to two times during the Option Period. An employee may withdraw from participation no later than 15 days prior to the end of any Option Period. Upon such a withdrawal, the Company will refund, without interest, the entire remaining balance of the employee’s payroll deductions.

An option granted under the ESPP is not transferable except by will or the laws of descent and distribution and shall be exercisable only by the eligible employee to whom the option is granted, except in the case of the death of the eligible participant.

The administrator of the ESPP may specify with respect to the shares of common stock purchased under a particular Option Period a period of time during which the purchased shares of common stock may not be sold or otherwise transferred, except in limited circumstances. In addition, the administrator of the ESPP may modify or limit the terms of participation of employees who are residents of a foreign jurisdiction or employees of a foreign subsidiary as necessary to comply with the legal requirements of such jurisdiction and to comply with section 423 of the Internal Revenue Code.

Other Compensation Elements

We offer participation in broad-based retirement, health and welfare plans to all of our employees. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code, under which employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. See “—Additional Narrative Disclosure—Retirement Benefits” for more information.

Outstanding Equity Awards at 2017 Fiscal Year-End

The following table reflects information regarding outstanding equity-based awards held by our Named Executive Officers as of December 31, 2017.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#)(b)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(c)		Option Exercise Price ($)(e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h)(3)
Mark McClain	—	200,000	(4)	$12.00	11/16/2027	469,532	(5)	$6,808,214
Cam McMartin	—	100,000	(4)	$12.00	11/16/2027	196,094	(6)	$2,843,479
Howard Greenfield	13,333	26,667	(7)	$1.36	4/29/2026	174,740	(8)	$2,533,730
	—	91,666	(4)	$12.00	11/16/2027	—		—
Kevin Cunningham (9)	—	—		—	—	369,532		$5,358,214

(1)

Because the stock options granted to our Named Executive Officers prior to our initial public offering were immediately exercisable, this column reflects the number of options held by Mr. Greenfield that were exercisable and vested as of December 31, 2017. The treatment of these awards upon certain termination and change in control events is described below under “—Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(2)

The stock awards reported in this column are subject to time-based vesting conditions. The stock awards granted prior to our initial public offering were originally granted as shares of restricted stock subject to continued vesting conditions and a substantial risk of forfeiture. Our Named Executive Officers paid a purchase price of $0.0517 per share to purchase the shares. In the event the shares are eventually forfeited, we will repay the executive his $0.0517 per share purchase price. The restricted stock units granted in connection with our initial public offering do not have a repurchase price associated with forfeiture. The treatment of these awards upon certain termination and change in control events is described below under “—Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(3)

Calculated based on the fair market value of our common stock on December 31, 2017, which was $14.50 per share. This value includes the exercise price of $0.0517 per share previously paid by each Named Executive Officer with respect to the following number of shares for each Named Executive Officer: Mr. McClain 369,532, Mr. McMartin 146,094, Mr. Greenfield 128,907, and Mr. Cunningham 369,532.

(4)

Represents stock options granted in connection with our initial public offering. One quarter of the award will vest on November 16, 2018 and the remainder of the award will vest in substantially equal monthly installments through November 16, 2021.

(5)

100,782 shares of restricted stock will vest in substantially equal monthly installments through September 8, 2018. 268,750 shares of restricted stock vested (or will vest) in substantially equal installments on January 15, 2018 and 2019. The remaining 100,000 shares are unvested restricted stock units granted in connection with our initial public offering that will vest and be settled in four substantially equal annual installments beginning November 20, 2018. The treatment of these awards upon certain termination and change in control events is described below under “—Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(6)

39,844 shares of restricted stock will vest in substantially equal monthly installments through September 8, 2018. 106,250 shares of restricted stock vested (or will vest) in substantially equal installments on January 15, 2018 and 2019. The remaining 50,000 shares are unvested restricted stock units granted in connection with our initial public offering that will vest and be settled in four substantially equal annual installments beginning November 20, 2018. The treatment of these awards upon certain termination and change in control events is described below under “—Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(7)

Because all stock options granted to our Named Executive Officers prior to our initial public offering were immediately exercisable, this amount reflects the number of options subject to time-based vesting held by Mr. Greenfield that were exercisable but unvested as of December 31, 2017. 11,667 unvested options vest monthly in substantially equal installments through April 29, 2020. Of the remaining 15,000 stock options, 5,000 vested on January 15, 2018 and the remaining 10,000 vest in equal installments on January 15, 2019 and 2020. The treatment of these awards upon certain termination and change in control events is described below under “—Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(8)

35,157 shares of restricted stock will vest in substantially equal monthly installments through September 8, 2018. 93,750 shares of restricted stock vested (or will vest) in substantially equal installments on January 15, 2018 and 2019. The remaining 45,833 shares are unvested restricted stock units granted in connection with our initial public offering that will vest and be settled in four substantially equal annual installments beginning November 20, 2018. The treatment of these awards upon certain termination and change in control events is described below under “—Additional Narrative Disclosure—Potential Payments upon Termination or Change in Control.”

(9)

Mr. Cunningham resigned from his position as President in October 2017 but has continued to have a service relationship with us. Consequently, his equity awards have remained outstanding and continue to vest.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan or nonqualified deferred compensation plan. We currently maintain a retirement plan intended to provide benefits under Section 401(k) of the Internal Revenue Code where employees, including our Named Executive Officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. We do not provide matching or profit sharing contributions under the plan.

Potential Payments upon Termination or Change in Control

We previously entered into an offer letter with each of Messrs. Greenfield and McMartin and a Senior Management and Restricted Stock Agreement with each of Messrs. McClain and Cunningham. These agreements provide for basic terms including position, starting salary and severance protections. Our Named Executive Officers are also subject to noncompetition and nonsolicitation restrictive covenants for a period of 18 (or 12, in the case of Mr. Greenfield) months following any termination of employment.

The offer letters for Messrs. McMartin and Greenfield also each contain a bonus target equal to a percentage of base salary (15% in the case of Mr. McMartin and 100% in the case of Mr. Greenfield) and limited severance protection for Mr. Greenfield. To the extent Mr. Greenfield is terminated without “Cause,” and subject to the execution of a release, he will receive continued payment of his base salary for a period up to 90 days following his termination of employment. To the extent he secures full-time employment within that 90-day period, the severance payments will immediately cease. To the extent Mr. Greenfield is terminated without “Cause” or resigns for “Good Reason” (as defined in his offer letter), he will receive accelerated vesting of any time based equity awards that would have vested during the 12-month period following termination had he continued performing services. In addition, pursuant to Messrs. McMartin’s and Greenfield’s restricted stock agreements, if their employment is terminated without “Cause” or for “Good Reason” (in each case, as defined in their restricted stock agreement and restricted stock unit agreement) within twelve months following a “Sale of the Company,” then 100% of their unvested restricted stock will become vested.

The Senior Management and Restricted Stock Agreements entered into by Messrs. McClain and Cunningham contain, in addition to provisions governing the equity grants, certain severance provisions. The agreements were entered into in connection with the purchase of restricted stock by the executives. In the event of a termination without “Cause” or due to “Good Reason,” and subject to the execution of a release, the executive will receive the following payments and benefits (i) continued base salary for a period of 12 months ($350,000 for Mr. McClain and $310,000 for Mr. Cunningham), (ii) a lump sum payment equal to his annual target bonus (but only if he would have achieved his financial objectives for the fiscal year of his termination, based on the pro-rata results actually achieved by him prior to the date of his termination as compared to the pro-rata objectives established for his target bonus for the then-current fiscal year), (iii) monthly payments equal to his premiums for group health plan continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) for a period of 12 months, and (iv) accelerated vesting of any time based equity awards that would have vested during the 12-month period following termination had he continued performing services. The outstanding, unvested restricted stock awards held by Messrs. McClain and Cunningham will become 100% vested upon the occurrence of a “Liquidity Event.”

“Cause” is defined in the restricted stock agreements with our Named Executive Officers as a vote of the Board that the executive’s employment should be terminated as a result of (i) a conviction of a felony, (ii) any other act of fraud, intentional misrepresentation, moral turpitude, misappropriation or embezzlement, illegality or unlawful harassment that would materially and adversely impact our business or reputation or expose us to material liability, (iii) the repeated willful failure of the executive to follow the reasonable directions of the Board in connection with our business affairs, (iv) a material breach of the agreement by the executive, or (v) the willful and deliberate nonperformance by the executive of his duties. In connection with a termination described in clauses (iii), (iv) and (v), the executive will have a period of 30 days to cure the act or omission constituting “Cause.” “Cause” is defined in Messrs. McMartin’s and Greenfield’s offer letters as (i) gross negligence or willful misconduct in the performance of his duties, (ii) his failure to perform one or more of his material duties and responsibilities which has continued following written notice and reasonable opportunity to cure (which will not exceed thirty days), (iii) fraud or intentional misconduct, (iv) a conviction of a crime involving moral turpitude or a felony or entering a plea of guilty or nolo contendere or into a plea or settlement agreement to such crime, (v) his willful refusal without proper legal reason to perform his duties and responsibilities or his failure to abide by and comply with our written policies and procedures that remain uncorrected for thirty days, (vi) a material breach of his offer letter or his Propriety Information and Inventions Agreement that is not otherwise cured within thirty days following written notice of breach, (vii) alcohol abuse or illegal drug use determined in the sole discretion of the Chief Executive Officer or President or other reporting officer to impair his ability to perform his duties, or (viii) upon his becoming unable to substantially perform, with reasonable accommodation, his duties as a result of a physical or mental impairment as reasonably determined by a licensed physician selected or approved by us.

“Good Reason” is defined in the restricted stock and agreements with our Named Executive Officers (including Mr. Greenfield’s and Mr. McMartin’s) as a resignation resulting from (i) the executive’s reduction in base salary (other than an across the board salary reduction, not to exceed 10%, due to our financial performance that similarly impacts all senior management employees, or, in the case of Mr. Greenfield, a material reduction in base salary), (ii) our failure to pay a material incentive compensation contemplated under the agreement, (iii) any material breach by us of the agreement, (iv) a material reduction in the executive’s responsibilities (other than a change resulting from the integration of our operations into an acquirer in a “Liquidity Event”), (v) in the case of Mr. McClain, the removal of Mr. McClain from the position of Chief Executive Officer other than in connection with a “Liquidity Event,” (vi) in the case of Mr. Cunningham, the removal of Mr. Cunningham from the position of President other than in connection with a “Liquidity Event,” or (vii) the relocation of the executive’s principal place of employment in excess of 25 miles (or, in the case of Mr. Greenfield, a material change in geographic location); in each case, without the Named Executive Officer’s consent. “Good Reason” requires written notice from the executive within 90 days of the occurrence of the condition constituting “Good Reason,” a 30-day period during which we may cure the occurrence of “Good Reason” and, if such condition persists, a termination by the executive within 60 days following the cure period. “Good Reason” in Mr. Greenfield’s offer letter is defined as (i) a reduction of more than 20% of the executive’s base compensation unless in connection with similar decreases in the base compensation of other executive officers of the Company, or (ii) the relocation of the executive’s primary work location out of its current metropolitan area without the executive’s written consent, provided that within the 30-day period immediately following such event we are notified the executive is electing to terminate employment if we fail to cure such event. We have a 30-day period to cure such event.

“Liquidity Event” is defined as (i) any transaction or series of transactions (other than certain financing transactions) resulting in an acquirer possessing sufficient voting power to elect a majority of the Board, (ii) the sale of all or substantially all of our assets, or (iii) a “Sale of the Company.” “Sale of the Company” is defined in our stockholders agreement as a sale of our company with the approval of the Board and the Thoma Bravo Funds.

Director Compensation

Prior to our initial public offering, directors who also represented Thoma Bravo, the private equity firm that held a controlling interest in our equity, did not receive compensation for serving on the Board; following our initial public offering, such representatives are entitled to compensation for serving as our non-employee directors.

For 2017, our non-employee directors were entitled to receive a cash retainer and committee and chairmanship fees payable in cash on a quarterly basis and an annual award of restricted stock units as provided below:

Annual cash retainer	$30,000
Additional annual cash retainer for the Chairman of the Board	$20,000
Additional annual cash retainer for Chairman of the Audit Committee	$20,000
Additional cash retainer for members of the Audit Committee	$10,000
Additional cash retainer for the Chairman of the Compensation Committee	$12,000
Additional annual cash retainer for members of the Compensation Committee	$6,000
Additional annual cash retainer for Chairman of the Nominating and Corporate Governance Committee	$7,500
Additional cash retainer for members of the Nominating and Corporate Governance Committee	$3,750
Annual equity retainer of restricted stock units	$170,000

Prior to our initial public offering, our non-employee directors purchased restricted stock in connection with their appointment to the board (vesting in accordance with our standard vesting schedule of 25% on the first anniversary of grant and in substantially equal monthly increments thereafter through the fourth anniversary of grant, provided that, with respect to Mr. Lines, upon ceasing to serve on the board in October 2017, his unvested shares became fully vested). In the case of each director holding equity, the exercise price paid with respect to the restricted stock was $0.0517 per share. In the event the director’s board service ceases for any reason, we have the right to repurchase all or a portion of any unvested shares of the restricted stock granted prior to our initial public offering at the price per share the director paid for such shares. We currently do not intend to exercise our repurchase right with respect to Mr. Lines’ restricted stock. The purchase price for unvested restricted stock will be equal to the lesser of the fair market value and the purchase price originally paid for the stock, and the purchase price for vested restricted stock will be equal to the fair market value of the stock, provided that if the director’s board service was terminated for “Cause,” then the purchase price for all shares of restricted stock (whether vested or unvested) will be equal to the lesser of the fair market value and the purchase price originally paid for the stock. “Cause” means (i) the commission of a felony or other crime involving moral turpitude or the commission of any other act or omission involving dishonesty, disloyalty or fraud, (ii) report to work under the influence of alcohol or illegal drugs, the use of illegal drugs or other conduct causing substantial public disgrace or material economic harm to us or our affiliates, (iii) an act or omission which in the opinion of a reasonable business person would be expected to aid or abet a competitor, supplier or customer of ours to our material disadvantage, (iv) any breach of fiduciary duty or act of gross negligence or willful misconduct, or (v) any breach of any material agreement with us.

Following our initial public offering, we began granting restricted stock units for which no purchase price was paid. Such awards do not provide for repurchase upon forfeiture. On November 16, 2017, Messrs. Bernard, Bock, Boro, Pflaging and Virnig received an award of 8,263 restricted stock units that vested on June 17, 2018. On November 21, 2017, Mr. Sullivan received an award of 8,263 restricted stock units that vested on June 17, 2018.

The following table reflects information regarding our director compensation for the fiscal year ended December 31, 2017.

Name	Fees Earned or Paid in Cash ($)	Unit Awards(1)	Total ($)
Marcel Bernard (2)	$50,458	$99,156	$149,614
William G. Bock	$23,606	$99,156	$122,762
Seth Boro	$4,400	$99,156	$103,556
Orlando Bravo (3)(4)	—	—	—
James Lines (2)(4)	$50,000	—	$50,000
James M. Pflaging	$22,444	$99,156	$121,600
Michael Sullivan (5)	$5,556	$112,129	$117,685
Kenneth (Chip) J. Virnig, II	$4,889	$99,156	$104,045

(1)

Reflects the aggregate grant date fair value of restricted stock units granted to non-employee directors, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures. See Note 11 to our audited consolidated financial statements appearing elsewhere in this prospectus for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. This award was prorated to reflect service for a seven-month period beginning November 21, 2017. Messrs. Bernard, Bock and Pflaging held 47,387; 48,955; and 27,380 unvested shares of restricted stock, respectively, as of December 31, 2017. Messrs. Bernard, Bock, Boro, Pflaging, Sullivan and Virnig each held 8,263 unvested restricted stock units as of December 31, 2017.

(2)

Messrs. Bernard and Lines are operating partners of, but not employees of, Thoma Bravo, its affiliates or the Thoma Bravo Funds. Messrs. Bernard and Lines may be considered independent contractors of Thoma Bravo and may have business or investment activities unrelated to Thoma Bravo. Mr. Bernard resigned as a director in September 2018.

(3)

Mr. Bravo is included in the table but received no compensation for his services since he was a member of the Board and a representative of Thoma Bravo prior to our initial public offering and resigned prior to our initial public offering.

(4)	In October 2017, Messrs. Bravo and Lines resigned as directors.
(5)	Mr. Sullivan was appointed to the board on November 21, 2017.

In May 2018, the Board established the Cybersecurity Committee. The chair of the Cybersecurity Committee is entitled to receive an annual cash retainer of $10,000, and the other members of the Cybersecurity Committee are entitled to receive an annual cash retainer of $5,000 each. Such retainers are in addition to other board and committee retainers and are payable monthly in advance.

On August 7, 2018, a 2018 annual award of 5,941 restricted stock units was granted to Messrs. Bernard, Bock, Boro, Pflaging, Sullivan and Virnig. The award will become vested and nonforfeitable on May 2, 2019, subject to the director’s continued services; provided, however, to the extent the term of a director’s service ends at our Annual Meeting in November, the director will receive a portion of the award prorated to reflect his service on the Board for the period beginning June 17, 2018 and ending on the date of our Annual Meeting. Consequently, a prorated portion of Mr. Boro’s August 7, 2018 restricted stock unit award (2,644 restricted stock units) will vest on the date of our Annual Meeting and the remaining portion of the award will be forfeited. In addition, the Board elected to accelerate the vesting of a portion of Mr. Bernard’s 2018 award effective immediately prior to his resignation as if his term had ended on the date of our Annual Meeting (resulting in the acceleration of 2,644 of his restricted stock units and forfeiture of the remainder of the award).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the section titled “Executive Compensation,” the following is a description of each transaction since January 1, 2017, and each currently proposed transaction, in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or is expected to exceed $120,000; and

•

any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

In September 2014, we entered into an advisory services agreement (the “Consulting Agreement”) with Thoma Bravo. The Consulting Agreement required quarterly payments from September 8, 2014 through December 31, 2018 for financial and management consulting services provided by Thoma Bravo. Consulting fees from the Consulting Agreement totaled $1.3 million in the year ended December 31, 2017. We were also obligated to reimburse Thoma Bravo for reasonable legal, accounting and travel expenses and other fees and expenses incurred by Thoma Bravo in rendering the services under the Consulting Agreement and any other matter that was for our benefit. The Consulting Agreement terminated upon the completion of our initial public offering, and we are no longer required to make future payments.

In 2017, we engaged in ordinary sales transactions of $858,000 and ordinary purchase transactions of $942,000 with entities affiliated with Thoma Bravo.

Registration Rights

Certain registration rights are provided for under the terms of our Registration Rights Agreement, dated as of September 8, 2014 (the “Registration Rights Agreement”), by and among (i) SailPoint Technologies Holdings, Inc., (ii) the Thoma Bravo Funds, (iii) Mr. McClain, Mr. Cunningham, McClain Charitable Remainder Unitrust, Maryanne Cunningham, Mr. McMartin, Thomas Beck, Christopher Gossett, David Crow, Jeffrey Larson, Troy Donley and Marty Frederickson, and (iv) other persons who have become signatories to the agreement subsequent to September 8, 2014. Pursuant to the Registration Rights Agreement, we have agreed to pay all registration expenses (other than underwriting discounts and commissions and subject to certain limitations set forth therein) of the holders of the shares registered pursuant to the registrations described below. The registration rights will be subject to certain conditions and limitations, including the right of the underwriters to limit the number of shares to be included in an underwritten offering and our right to delay or withdraw a registration statement under certain circumstances.

Pursuant to the Registration Rights Agreement, we have agreed to not publicly sell or distribute any securities during the period beginning on the date of the notice of a requested demand registration and ending 90 days after the first effective date of any underwritten registration effected pursuant to the registrations described below (except pursuant to registrations on Form S-4, Form S-8 or any successor form), unless the underwriters managing the offering otherwise agree to a shorter time period applicable to both holders of the Investor Registrable Securities (as defined therein and which include shares of our common stock held by the Thoma Bravo Funds) and to the Company.

Pursuant to the Registration Rights Agreement, the holders of a majority of the outstanding Investor Registrable Securities (the “Initiating Holders”) are entitled to request (i) three Long-Form Registrations (as defined therein), subject to certain timing restrictions, (ii) an unlimited number of Long-Form Registrations in which the requesting parties shall pay their pro rata share of the registration expenses and (iii) an unlimited number of Short-Form Registrations (as defined therein). In addition, with the consent of the Initiating Holders, the other parties to the Registration Rights Agreement may include their Registrable Securities in a Long-Form Registration or Short-Form Registration. We did not exercise our right under the Registration Rights Agreement to delay the offering completed in August 2018 even though such offering was less than 180 days after the effective date of the registration statement for the offering completed in May 2018.

If at any time we propose to register the offer and sale of shares of our common stock under the Securities Act (other than pursuant to a Long-Form Registration or Short-Form Registration under the Registration Rights Agreement, or a registration on Form S-4, Form S-8 or any successor form), then we must notify the holders of Registrable Securities of such proposal to allow them to include a specified number of their shares of our common stock in such registration, subject to certain marketing and other limitations.

Limitation of Liability and Indemnification of Officers and Directors

Our charter and bylaws contain provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law (“DGCL”); or

•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.

In addition, our bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our bylaws also provide that we must advance expenses incurred by or on behalf of a director or executive officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.

Further, we have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

The limitation of liability and indemnification provisions that are included in our charter and bylaws and in indemnification agreements that we have entered into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of the Board.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Policies and Procedures for Related Party Transactions

The Board has adopted a formal written policy providing that the Audit Committee will be responsible for reviewing “related party transactions,” which are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships), to which we are a party, in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has, had or will have a direct or indirect material interest. For purposes of this policy, a related person is defined as a director, executive officer, nominee for director or greater than 5% beneficial owner of our capital stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. In determining whether to approve or ratify any such transaction, the Audit Committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances and (ii) the extent of the related party’s interest in the transaction.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee of the Board of Directors of SailPoint Technologies Holdings, Inc. (the “Company”) does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent we specifically incorporate this Report by reference.

Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements and for the public reporting process. Grant Thornton LLP (“Grant Thornton”), the Company’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles.

The Audit Committee has reviewed and discussed with management and Grant Thornton the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017. The Audit Committee has also discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (the “PCAOB”).

The Audit Committee also received the written disclosures and the letter from Grant Thornton that are required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton its independence. On the basis of the foregoing, the Audit Committee concluded that Grant Thornton is independent from the Company, its affiliates and management.

Based upon its review of the Company’s audited financial statements and the discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017 be included in the Company’s Annual Report on Form 10-K for such fiscal year, which was filed with the SEC.

This report has been furnished by the members of the Audit Committee.

THE AUDIT COMMITTEE

Michael Sullivan, Chair

James M. Pflaging

Kenneth (Chip) J. Virnig, II

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors, executive officers and persons who beneficially own more than 10% of our common stock to file reports regarding ownership and changes in ownership of our common stock with the SEC and NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. Based solely on our review of such reports and written representations from such reporting persons, we believe that all Section 16 reports were timely filed during fiscal year 2017 by our directors, executive officers and beneficial owners of more than 10% of our common stock.

SUBMISSION OF STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in the Company’s proxy statement and form of proxy relating to the Company’s 2019 annual meeting of stockholders to be held in 2019 must be received by the Company at the principal executive offices of the Company no later than the close of business on May 30, 2019.

In accordance with our bylaws, stockholder proposals and director nominations that are not intended to be included in the Company’s proxy statement must be received, in writing, by the Secretary of the Company at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the prior year’s annual meeting to be properly brought before an annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Thus, based on a 2019 annual meeting date no more than 30 days before nor more than 70 days after the first anniversary date of the 2018 Annual Meeting, if the Company does not receive notice of a such a proposal or nomination between July 9, 2019 and August 8, 2019, it will be considered “untimely,” and the presiding officer at the annual meeting may properly use his or her discretionary authority to declare that such proposal or nomination was not properly brought before the meeting and therefore shall not be transacted.

Any matter so submitted must comply with the other provisions of our bylaws and be submitted in writing to the Secretary at the principal executive offices of the Company.

OTHER BUSINESS

The Board does not presently intend to bring any other business before the Annual Meeting, and, to the knowledge of the Board, no matters are to be brought before the Annual Meeting except as specified in the Notice of the Annual Meeting. As to any business that may properly come before the Annual Meeting, however, it is intended that proxies will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Whether or not you expect to attend the meeting, please vote as soon as possible over the Internet or by telephone, or by completing and returning a proxy card if you have requested and received a paper copy of proxy materials by mail, so that your shares are represented at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. We make available free of charge on or through our Internet website, investors.sailpoint.com, our reports and other information filed with or furnished to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The SEC’s Internet website, www.sec.gov, also contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC.

We will provide, without charge, on the written request of any stockholder, a copy of our 2017 Annual Report on Form 10-K, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1. Stockholders should direct such requests to Mediant by e-mail at paper@investorelections.com, by telephone at (866) 648-8133 or online at www.investorelections.com/SAIL.

ANNUAL MEETING OF SAILPOINT TECHNOLOGIES HOLDINGS, INC. Date: Tuesday, November 6, 2018 Time: 2:00 P.M. (Central Time) Place: Vinson & Elkins L.L.P., 2801 Via Fortuna, Suite 100, Austin, Texas 78746 See Voting Instruction on Reverse Side. Please make your marks like this: Use dark black pencil or pen only . The Board of Directors recommends a vote “FOR” the election of each of the director nominees in proposal 1 and “FOR” proposal 2.provided 1: Election of Directors Recommend Directors Nominees: For Withhold envelope 01 Mark McClain “For” the 02 Kenneth (Chip) J. Virnig, II “For” in For Against Abstain portion 2: Ratify the selection by the Audit Committee of “For” our Board of Directors of Grant Thornton LLP this to serve as our independent registered public accounting ?rm for the ?scal year ending just December 31, 2018. return 3: Conduct such other matters as may properly come adjournment(s) before the or Annual postponement(s) Meeting or any thereof . and perforation the at carefully separate To attend the meeting and vote your shares Please in person, please mark this box. Authorized Signatures - This section must be completed for your Instructions to be executed. Please Sign Here Please Sign Here Please Date Above Please Date Above Please sign exactly as your name(s) appears on your stock certi?cate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized of?cer signing the proxy. Annual Meeting of SailPoint Technologies Holdings, Inc. to be held on Tuesday, November 6, 2018 for Holders as of September 10, 2018 This proxy is being solicited on behalf of the Board of Directors INTERNET Go To www.proxypush.com/SAIL • Cast your vote online. • View meeting documents. VOTE BY: OR MAIL TELEPHONE Call 866-390-5387 • Use any touch-tone telephone. • Have your Proxy Card/Voting Instruction Form ready. • Follow the simple recorded instructions. OR • Mark, sign and date your Proxy Card/Voting Instruction Form. • Detach your Proxy Card/Voting Instruction Form. • Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided. The undersigned hereby appoints Mark McClain (Chief Executive Of?cer), Cam McMartin (Chief Financial Of?cer) and Christopher Schmitt (General Counsel), and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of SailPoint Technologies Holdings, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters speci?ed and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2. All votes must be received by 11:59 P.M., Eastern Time, November 5, 2018. PROXY TABULATOR FOR SAILPOINT TECHNOLOGIES HOLDINGS, INC. P.O. BOX 8016 CARY, NC 27512-9903 EVENT # CLIENT #

Revocable Proxy — SailPoint Technologies Holdings, Inc. Annual Meeting of Stockholders November 6, 2018 2:00 p.m. (Central Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Mark McClain (Chief Executive Of?cer), Cam McMartin (Chief Financial Of?cer) and Christopher Schmitt (General Counsel), and each of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes each of them to vote all the shares of capital stock of SailPoint Technologies Holdings, Inc. that the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters speci?ed and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2. (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) all the before true THE THE Please separate carefully at the perforation and return just this portion in the envelope provided.